Exhibit 99.(h)(1)(a)

EXHIBIT B

ABRDN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended June 11, 2025

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust's average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust. All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Fund Asset Level	Aggregate Fee as a Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by

$25,000. If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund's average net assets.

Funds of the Trust

abrdn Emerging Markets ex-China Fund

abrdn China A Share Equity Fund

abrdn Emerging Markets Fund

abrdn U.S. Small Cap Equity Fund

abrdn International Small Cap Fund

abrdn Infrastructure Debt Fund

abrdn Intermediate Municipal Income Fund

abrdn U.S. Sustainable Leaders Fund

abrdn Dynamic Dividend Fund

abrdn Global Infrastructure Fund

abrdn Short Duration High Yield Municipal Fund

abrdn Real Estate Fund (formerly, abrdn Realty Income & Growth Fund)

abrdn Ultra Short Municipal Income Fund

abrdn Focused Emerging Markets ex-China Fund (formerly, abrdn Global Equity Impact Fund)

abrdn High Income Opportunities Fund

abrdn EM SMA Completion Fund

abrdn Focused U.S. Small Cap Equity Active ETF

abrdn Emerging Markets Dividend Active ETF

abrdn Focused Emerging Markets ex-China Active ETF

abrdn International Small Cap Active ETF

abrdn Ultra Short Municipal Income Active ETF

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President